Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated financial statements and consolidated financial statement schedule of Columbia Property Trust, Inc. and subsidiaries and the effectiveness of Columbia Property Trust, Inc.’s internal control over financial reporting dated February 9, 2017, appearing in the Annual Report on Form 10-K of Columbia Property Trust, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Atlanta, GA
May 4, 2017